Exhibit 99.1

CONTACT: Whirlpool Press Office: Daniel F. Verakis (269) 923-7405 Daniel.Verakis@Whirlpool.com	Financial: Larry Venturelli (269) 923-4678 Larry.Venturelli@Whirlpool.com

WHIRLPOOL CORPORATION ANNOUNCES STEPS TO INTEGRATE

MAYTAG OPERATIONS

Laundry manufacturing consolidated to Clyde and Marion, Ohio

Maytag headquarters consolidated to Benton Harbor, Michigan

Benton Harbor, Mich. – May 10, 2006 – Whirlpool Corporation (NYSE:WHR) today announced a series of changes within its North American organization relating to the integration of Maytag operations. Locations affected by the changes include three manufacturing sites, the former Maytag corporate headquarters and a research and development center in Newton, Iowa, and administrative offices in Illinois, Canada and Mexico.

Approximately 4,500 positions will be eliminated as a result of the changes.  Moving forward, about 1,500 new positions will also be created at other Whirlpool locations, resulting in a net total elimination of 3,000 positions when all changes have been completed.  Details on the number and location of new positions created at other Whirlpool locations will be announced in the near future.

“We are taking these actions to rapidly restore the competitiveness of the Maytag brands,” said Jeff M. Fettig, Whirlpool chairman and chief executive officer.  “This is an important step in our integration process that will allow us to drive continuing performance improvements and will better align our brands, products and operations with the markets we serve domestically and globally.”

Laundry Manufacturing Consolidation

Today’s announcement includes plans to consolidate laundry washer and dryer production from Maytag manufacturing sites in Newton, Iowa; Herrin, Illinois and Searcy, Arkansas with Whirlpool laundry factories in Clyde and Marion, Ohio.  The series of moves will build upon the efficiency of Whirlpool’s manufacturing capabilities and enhance the company’s ability to compete within the highly competitive global home appliance industry.  The changes follow an extensive review of Maytag operations by Whirlpool, and the company’s commitment to quickly communicate any operational decisions to clarify employee status moving forward.

“Our manufacturing sites in Clyde and Marion are two of the most efficient facilities in the world, with capacity to grow,” said David L. Swift, president, Whirlpool North America. “This was a difficult, but necessary decision that will further improve the cost efficiency of our laundry operations, providing consumers with industry-leading innovation and competitively produced washers and dryers from U.S.-based manufacturing locations.”

The timetables for the affected manufacturing operations include an orderly closure process, with complete closure targeted on the dates included below:

•                  The factory in Herrin, Illinois, which manufactures washers and dryers and employs about 1,000, will continue production until the end of 2006.

•                  The factory in Searcy, Arkansas, which manufactures dryers and employs about 700, will continue production until the end of 2006.

•                  The factory in Newton, Iowa, which manufactures washers and dryers and employs about 1,000, will continue production into 2007.

The company currently plans no further manufacturing facility closures related to the Maytag integration process, though it will continue to aggressively pursue ongoing productivity improvements across its global operating platform.  At the same time, Whirlpool will continue to evaluate strategic options for, including the potential sale of, the Hoover floor-care and the Dixie-Narco, Amana commercial microwave and Jade commercial appliance businesses.

Administrative Consolidation

Maytag administrative offices will be consolidated in the United States – from Newton, Iowa to Benton Harbor, Michigan and other Whirlpool locations; in Canada – from Burlington to Mississauga; and in Monterrey, Mexico where both companies have offices.  The Newton-based research and development center, and the administrative office of Maytag International, based in Schaumburg, Illinois, also will be closed.

Approximately 1,800 salaried positions, included in the 4,500 affected positions, will be eliminated as a result of these changes.  Several hundred salaried employees from the affected administrative offices are expected to be offered jobs in other Whirlpool locations.

Whirlpool’s review of Maytag operations will continue, and further decisions related to office facilities are expected in the future.

Transition Support

The company will support employees affected by the changes with a comprehensive assistance package during the transition period, including severance pay, health benefits continuation, job search assistance, and other benefits. Whirlpool plans to open negotiations with labor unions in Newton and Herrin for close-out agreements in the future.  Employees in Searcy, a non-union facility, also will receive severance, benefits continuation and job search assistance.

Community Commitment

The company said it would work with local and state officials to ensure that all available training resources are made available to affected employees, and to reposition affected locations for future job development opportunities within the community.

Cost Estimates

The preliminary estimate of termination and relocation costs resulting from consolidation of Maytag administrative offices is approximately $135-to-$145 million. Non-employee exit costs associated with laundry facility closings are approximately $30 million. Whirlpool is unable to estimate, at this time, the termination costs associated with the manufacturing facility closings.  Cost associated with today’s announcement will be recognized as an assumed liability and accounted for as part of the purchase price for Maytag in accordance with generally accepted accounting principles.

Whirlpool continues to analyze integration costs and benefits associated with the acquisition and will be hosting a conference call on May 23, 2006 to update guidance for the year.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion, more than 80,000 employees, and more than 60 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document include, but are not limited to, expectations regarding the merger with Maytag Corporation. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global, including Asian and European, manufacturers and the strength of trade customers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 16% of Whirlpool’s 2005 consolidated net sales of $14 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) Whirlpool’s ability to integrate the recently acquired Maytag Corporation on a timely basis and realize the full anticipated benefits of the merger within the current estimate of costs; (4) demand for Whirlpool’s products, including the strength of the U.S. building industry and the level of interest rates; (5) the ability of Whirlpool to achieve its business plans, including productivity improvements, cost control, leveraging of its global operating platform and acceleration of the rate of innovation; (6) fluctuations in the cost of key materials (including steel, oil, plastic resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (7) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (8) changes in market conditions, health care cost trends and pending regulation that could increase future funding obligations for pension and post-retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulation, including new regulations in Europe regarding appliance disposal; (10) potential exposure to product liability claims, including claims that may arise through Whirlpool’s regular investigations of potential quality and product safety issues as part of its ongoing effort to provide quality products to consumers; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency and its effective tax rate; (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic markets, including uncertainty and disruptions arising from natural disasters; and (15) risks associated with operations outside the U.S. Additional information concerning these factors can be found in Whirlpool’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K for its fiscal year ended December 31, 2005.